EXHIBIT 10.1

BASANITE INDUSTRIES, LLC

CONTRACTED SERVICES AND CONFIDENTIALITY AGREEMENT

This CONTRACTED SERVICES / CONFIDENTIALITY AGREEMENT (“Agreement”) is made as of the _____ day of _________ by and between David L Anderson (hereinafter referred to as “Contractor”) and PayMeOn, Inc. (hereinafter referred to, together with its Basanite Industries and other subsidiaries, as “Company”).

WITNESSETH:

WHEREAS, Company wishes to engage Contractor to perform such services and fulfill such duties as more fully set forth below (collectively along with any deliverables or work product, the “Services”) in the capacity of “Interim CEO”, an independent contractor, and Contractor is willing to provide the Services to the Company and as requested by the Company; and

WHEREAS, both Contractor and Company have access to and desire to protect their own Confidential Information and safeguard against disclosure.  Confidential Information is defined below and shall include intellectual property, new product development formulae, in-house quality control manuals, production processes and systems, and shall be the sole property of the owner thereof.  Access to Confidential Information of Contractor shall be restricted to Board Members of Company, Contractor, Richard Krolewski and designated employees or persons that have executed non-disclosure agreements.  At no time shall the Confidential Information of Contractor be shared by Company into the public domain; to include its other shareholders.

NOW, THEREFORE, in consideration of the premises, of the performance of the parties under the Agreement and of the mutual agreements hereinafter set forth, the parties agree as follows:

I.

Services; Term

A.

The Company hereby agrees to retain the Contractor for the rendering of Services, and the Contractor agrees to serve the Company, providing the Services, on the terms and conditions hereinafter set forth.  The Term of the Agreement shall commence on August 6th, 2018, and shall continue for a period of 6 months, or until February 1st, 2019.  This Agreement may be renewable for an additional three-month period if both parties are in agreement and with a written extension; to include additional fees and responsibilities. Either Contractor or Company reserves the right to cancel this Agreement at any time for “Cause” or non-compliance with the terms and conditions of this Agreement.

II.

Duties

A.

The Contractor will render Services to Company in accordance with the Duties described herein, and further agrees to not render Services, directly or indirectly, to any Conflicting Organization during the term of this Agreement.  “Conflicting Organization” means any current or prospective competitor of Company or any of its businesses, whether offering the same or substitute, replacement or alternative products or services.

B.

The parties agree that the sole Services to be provided and rendered by Contractor to Company are as follows:

•

To deliver a Report based on the Inspection and Assessment of the Basanite Industries plant and operations located at 2688 NW 29th Terrace, in Oakland Park, FL, along with recommendations and/or remedies for any non-productive or non-compliant equipment, safety concerns, improved processes, additional personnel, process methods, and raw materials and their supply sources.

Þ

From the Report, develop and execute a highly proprietary Business and Operational Plan within an agreed upon Timeline and Budget.

•

To provide a viable New Formulation; and proper process methodology for producing quality, industry compliant BFRP, targeting higher performance levels [exceeding ACI 440.R-06 Guaranteed Tensile and Modulus Strengths] and net throughput, thus reducing the BFRP’s cost per linear foot.

•

To provide leadership and management over all operational staff.  To include collaboration with the Board of Directors and/or designated liaison (Richard Krolewski), for the hiring of all (additionally recommended) staff required to run, test and maintain the equipment and processes.

•

To provide qualified recommendations and guidance for necessary purchasing of all equipment.

•

To develop a new supply chain for required materials, with Supply Agreements and transparency.

C.

The parties further agree that, as “Interim CEO”, Contractor will have financial decision-making rights and authority to fully execute the agreed upon Plan, subject to oversight and authority of the Board of Directors in the exercise of its fiduciary duties.

III.

Fee; Additional Provisions

A.

In exchange for all Services rendered, the Company shall pay Contractor a total fee of $65,000.00.  The fee shall be paid $25,000 upon execution of this agreement followed by five payments of $8,000 each on September 6, 2018, October 6, 2018, November 6, 2018, December 6, 2018 and January 6, 2019.  In addition, Contractor will be granted a vested interest in the Company, in the form of 1,000,000 Shares of PayMeOn Stock.

B.

The Standard Terms attached are also part of this Agreement.

IN WITNESS WHEREOF, each party has executed this Agreement as of the date first above written.

Contractor:		Company:

By:		By:
Name:	David L Anderson	Name:
Title:	Principal
Address:	935 Lazy Creek Drive
Newton, KS 67114
Federal ID or SS#____________

STANDARD TERMS

Definitions.

“Company Confidential Information” means all information (including information that is, or is designated or treated by the Company as, non-public, confidential or proprietary), Work Product (as defined below), Inventions (as defined below) and Intellectual Property (as defined below), in each case whether in written, electronic, oral or other form and regardless of whether it has been, is or can be registered or protected under any patent, copyright, trademark, trade secret or other law, that is owned, used or held by or relating to the Company or any of its customers, licensors, licensee, suppliers, distributors, partners or agents (including past, present or prospective business, products, services, equipment, methodologies, governmental and third party grants, regulatory approval plans and strategies, marketing materials, promotional materials, pricing and distribution policies and strategies, marketing and sales techniques and plans, research, work in progress, manufacturing strategies and plans, financial condition and resources, financial or business performance or data, revenues, costs, assets, liabilities, rights, obligations, concepts, ideas, strategies and plans), including any of such information obtained through visual inspection properties, through conference calls or meetings and through letters, emails, text messages, recordings, videos, pictures, books, records, reports, files and other documents.  “Company Confidential Information” does not, however, include information (i) which is on the date hereof or becomes after the date hereof publicly available, other than as a result of a disclosure which constitutes a breach of this Agreement, (ii) which is on the date hereof or becomes after the date hereof known by Contractor on a non-confidential basis from a source (other than Company or its representatives) which is not prohibited from disclosing such information to Contractor by a legal, contractual, statutory, fiduciary or other obligation, as evidenced by permanent dated written records of a type customarily generated and maintained in the ordinary course of business, or (iii) which is known by Contractor prior to the time at which it was furnished by or for the Company, directly or through its representatives, as evidenced by permanent dated written records of a type customarily generated and maintained in the ordinary course of business.  Information which is specific shall not be deemed to be within an exception set forth in this paragraph merely because it is embraced by general information which is within such an exception, and a combination of information shall not be deemed to be within an exception set forth in this paragraph merely because individual aspects of such combination are within such an exception unless the combination of information itself, its principle of operation and its value and advantages are within such an exception.

“Intellectual Property” means all concepts, ideas, research, developments, inventions, discoveries, improvements, trade secrets, know how, specifications, formulas, processes, procedures, systems, methods, techniques, designs, drawings, operating (or process or production conditions, data or methods), engineering information and data, technical information and data, invention rights, shop rights, utility models, invention disclosures, mask works, published works, unpublished works, derivative works, works of authorship, computer programs, software, hardware, firmware, algorithms and other technology, in each case whether in written, electronic, oral or other form and regardless of whether entitled to registration or protection under any patent, copyright, trademark, trade secret or other law.

“Inventions” means all products, devices, services and Intellectual Property made, prepared, developed, originated, created, conceived discovered or invented by Contractor relating to Company’s business or arising from services for Company during his engagement with Company, or derived from Company Confidential Information, in each case, whether alone or in conjunction with others, whether at Company premises or otherwise, whether during normal business hours or otherwise, whether in written, electronic, oral or other form and regardless of whether entitled to registration or protection under any patent, copyright, trademark, trade secret or other law.

“Work Product” means all trademarks, service marks, trade names, creative works and works of authorship authored, made, prepared, developed, originated, created or conceived by Contractor relating to Company’s business or arising from services for Company during his engagement with Company, or derived from Company Confidential Information, in each case, whether alone or in conjunction with others, whether at Company premises or otherwise, whether during normal business hours or otherwise, whether in written, electronic, oral or other form and regardless of whether entitled to registration or protection under any patent, copyright, trademark, trade secret or other law.  All Work Product shall constitute “work made for hire.”

Confidential Information.  For a period of commencing on the date hereof and continuing until the expiration of 3 years from the date hereof (the “Confidential Period”), Contractor will keep all Company Confidential Information strictly confidential and will not disclose any of it to any other person; provided, however, that it may be disclosed (i) with prior written consent of Company or (ii) for the benefit of Company in connection with the performance of his services for Company.  For the Confidential Period, Contractor will not use any Company Confidential Information other than for the benefit of Company in connection with the performance of his services for Company.  At any time upon the request of the Company, Contractor will promptly destroy or return to Company all Company Confidential Information in his possession (including all copies) and confirm such destruction or return to the Company in writing.  If Contractor is required by law, rule, regulation or order of a court or governmental or regulatory authority to disclose any Company Confidential Information, he will as promptly as possible give written notice Company and fully cooperate with Company in respect of any action it may desire to take in connection therewith.  Company makes no express or implied representation, warranty, guaranty or other commitment as to the accuracy or completeness of any Company Confidential Information.  Contractor agrees to comply with the requirements of all third parties concerning the use and disclosure by Company and its employees and agents of the confidential and proprietary information of such third parties.

Ownership.  Contractor agrees that Company is the sole and exclusive owner of all Intellectual Property that is owned, used or held by or relating to Company and all Company Confidential Information, Inventions and Work Product, in each case together with all goodwill associated therewith.  Contractor will promptly inform Company of, and reduce to written or other form as customary, all Work Product and Inventions.  Contractor hereby assigns to Company all right, title and interest in all Inventions and Work Product and agrees to promptly execute and deliver to Company all written instruments, and perform all acts, which Company deems necessary or appropriate to evidence the assignment thereof to Company, preserve all property rights therein and to defend and enforce the same.

Non-Solicitation.  During and for 6 months after his engagement, Contractor shall not, alone or in concert with any other person, directly or indirectly, hire or engage, or attempt to hire or engage, any individual employed or engaged by Company during such period encourage any such individual to terminate his or her employment or engagement with Company.

Other Employers and Engagements.  Contractor represents and warrants that neither this Agreement nor his services hereunder will constitute a breach of any other contract, duty, obligation or law applicable to him.  Contractor will not use in the performance of services for Company or disclose to Company any trade secret or confidential or proprietary information of any prior employer or other business, if and to the extent that such use or disclosure may cause a breach of any contract with or obligation or duty owed to such employer or business.  Contractor will, prior to accepting employment or engagement with any new employer or business, inform such employer or business of this Agreement and, if such employer or business could be a Conflicting Organization, inform Company thereof.

Nondisparagement.  Contractor shall not, directly or indirectly through others, at any time during or after the Term disparage or criticize Company, its business or assets or any of its officers, directors, employees or agents in a manner that causes or could reasonably be expected to cause damage or harm to the business interests or reputation of Company.

Remedies.  Each party agrees that, in the event of any actual or threatened breach, the other party will suffer immediate and irreparable harm for which there is not adequate remedy at law.  Therefore, in addition to any other rights or remedies at law, in equity, or by statute, each party consents to the granting of injunctive relief in favor of the other party in the event of any such breach or threatened breach, without proof of actual damages and without the requirement of posting bond or other security.

Relationship.  Contractor is an independent contractor of Company and no employment, joint venture, profit-sharing, partnership or other relationship exists between them.

Miscellaneous.  This Agreement sets forth the entire agreement among the parties with respect to the subject matter of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by fax or PDF shall be as effective as delivery of an original.  This Agreement inures to the benefit of PayMeOn Inc.’s subsidiaries and its and their successors and assigns, who are third-party beneficiaries of this Agreement.  The validity, construction, interpretation and performance of this Agreement shall be construed under, and governed by, the laws of the State of Florida without regard to conflicts of law principles.  THE PARTIES WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING RELATED TO THIS AGREEMENT.  If any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, such provision shall be modified by a court of competent jurisdiction to make such provision legal, valid and enforceable, without invalidating the remainder of such provision or the remaining provisions of this Agreement, with the provisions of this Agreement being interpreted, to the maximum extent possible, so as to conform to the original intent of this Agreement.  This Agreement may not be changed, supplemented, canceled or terminated, and the terms hereof may not be waived, except by written instrument signed by the parties.  No delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  No waiver any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies.  The time period of a restrictive covenant herein shall only be deemed to have run while the party bound thereby was in full compliance therewith.  All notices in respect of this Agreement shall be given in writing, shall be hand delivered or sent by registered or certified first-class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three days after mailing if mailed.  The non-prevailing party shall reimburse the prevailing party for all reasonable collection and enforcement costs, including all reasonable attorneys’ fees and disbursements, in connection with any proceeding related to any breach or threatened breach hereof.